Exhibit 4(b)

PILOT FINANCIAL, INC.

(f/k/a R J LENDING, INC.)

Issuer

and

LEVIN, TANNENBAUM, WOLFF,

BAND, GATES & PUGH, P.A.

Trustee

SECOND ADDENDUM TO

RESTATED INDENTURE and CUSTODY AGREEMENT

Dated as of April 1, 2002

$10,000,000

Aggregate Principal Amount

Secured Promissory Notes

First Series

THIS SECOND ADDENDUM is made to the RESTATED INDENTURE and CUSTODY AGREEMENT dated as of April 1, 2002 (the “Agreement”), between PILOT FINANCIAL, INC. (f/k/a R J LENDING, INC.), a Florida corporation (“Corporation”) and LEVIN, TANNENBAUM, WOLFF, BAND, GATES & PUGH, P.A. in Sarasota, Florida (“Trustee”).

This Second Addendum to the Agreement is made in order to acknowledge certain events which have occurred or which are occurring which affect the subject matter of the Agreement. In that regard, it is acknowledged and agreed by the Corporation and the Trustee as follows:

1. Section 1.01 of the Agreement is changed to provide as follows:

“Corporation” means R J Lending, Inc. now known as Pilot Financial, Inc., a Florida corporation.

2. The Corporation and the Trustee acknowledge that the Corporation will, on or about December 15, 2003, file a Post-Effective Amendment to the Registration Statement of the Corporation which relates to the securities dealt with in the Agreement, the purpose of such Post-Effective Amendment being to provide updated financial and operational information concerning the Corporation in the Prospectus which is a part of such Post-Effective Amendment and to recast the public offering for the debt securities to which the Agreement relates to that period of time set forth in the Prospectus which is a part of such Post-Effective Amendment.

The effective date of this Second Addendum to the Agreement is April 1., 2002.

PILOT FINANCIAL, INC. (f/k/a R J LENDING, INC.)

By	/s/ Ronald Shenkin

Ronald Shenkin, President

LEVIN, TANNENBAUM, WOLFF, BAND, GATES & PUGH, P.L.

By	/s/ Jerome S. Levin

Managing Member